Exhibit 10.12

LOAN AGREEMENT

By and between

PUBLIC FINANCE AUTHORITY

and

THE BORROWERS
IDENTIFIED ON SCHEDULE I HERETO

Dated as of September 1, 2021

Relating to

Public Finance Authority
Senior Special Facility Revenue Bonds
(Sky Harbour Capital LLC Aviation Facilities Project),
Series 2021

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

EXHIBIT A – Form of Requisition from Series 2021 Construction Account

-iii-

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended and supplemented from time to time, the “Loan Agreement”), made and dated as of September 1, 2021, by and between PUBLIC FINANCE AUTHORITY (together with its successors and assigns, the “Issuer”), a joint powers commission created under Section 66.0304 of the Wisconsin Statutes, a unit of government and a body corporate and politic organized and existing under the laws of the State of Wisconsin (the “State”) with the powers, among others, set forth in Sections 66.0301, 66.0303 and 66.0304, as amended, of the Wisconsin Statutes (the “Act”), and the BORROWERS IDENTIFIED ON SCHEDULE I HERETO (together with their respective successors and assigns, each a “Borrower” and collectively, the “Borrowers”).

W I T N E S S E T H T H A T :

WHEREAS, the Issuer is authorized and empowered under the Act and by the Joint Exercise Agreement (as defined in the hereinafter defined Indenture) to, among other things, issue bonds, notes or other evidences of indebtedness in connection with, and to make loans to assist in the financing and refinancing of, “projects” (as defined in the Act) located inside and outside of the State;

WHEREAS, the Borrowers have applied for the financial assistance of the Issuer in the financing or refinancing of the 2021 Project (as hereinafter defined);

WHEREAS, the Issuer has authorized the issuance of its airport facilities revenue bonds in the principal amount of $166,340,000 designated “Public Finance Authority Senior Special Facility Revenue Bonds (Sky Harbour Capital LLC Aviation Facilities Project), Series 2021” (the “Series 2021 Bonds”), the proceeds of which will be used to: (i) finance or refinance the projects described in Exhibit C to the Trust Indenture (collectively, the “2021 Project”), (ii) fund the deposit to the Debt Service Reserve Fund for the Series 2021 Bonds, and (iii) pay the costs of issuance of the Series 2021 Bonds;

WHEREAS, the facilities comprising the 2021 Project are located within the territorial limits of the political subdivisions listed on Schedule II hereto (the “Project Jurisdictions”), which political subdivisions have approved the use of bonds tax exempt bonds to finance the initial construction of the applicable portion of the 2021 Project; and

WHEREAS, based on representations of the Borrowers but without independent investigation, the Issuer has found and determined that the financing and refinancing of the 2021 Project will promote significant economic, cultural and community development opportunities, including the creation or retention of employment, the stimulation of economic activity and the promotion of improvements in the health, safety and welfare of persons in the Project Jurisdications; and

WHEREAS, the Issuer has issued the Series 2021 Bonds pursuant to a Trust Indenture dated as of September 1, 2021 (the “Trust Indenture”), between the Issuer and The Bank of New York Mellon, as bond trustee (the “Bond Trustee”);

WHEREAS, the Issuer is authorized, by a Bond Resolution adopted by its Board of Directors (as amended, the “Series 2021 Bond Resolution”) to issue the Series 2021 Bonds and loan the proceeds of the Series 2021 Bonds to the Borrowers pursuant to this Loan Agreement, which specifies the terms and conditions of a loan by the Issuer to the Borrowers of the proceeds of the Bonds to provide for financing of the Project and of the payment by the Borrowers to the Issuer of amounts sufficient for the payment of the principal of, premium, if any, or interest on the Bonds and costs incidental thereto;

WHEREAS, the Series 2021 Bonds will be secured by that certain Senior Master Indenture Promissory Note No. 2021-1 (the “Master Indenture Note”), issued by, and evidencing a joint and several obligation of, the Members of the Obligated Group (hereinafter defined) under that certain Master Trust Indenture, dated as of September 1, 2021, as supplemented from time to time, including by the First Supplemental Master Trust Indenture, dated as of September 1, 2021 (collectively, the “Master Indenture”), each between the Members of the Obligated Group and The Bank of New York Mellon, as master trustee (the “Master Trustee”);

WHEREAS, the Issuer and the Borrowers have each duly authorized the execution, delivery and performance of this Loan Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, covenants and agreements herein set forth, the Issuer and the Borrowers, jointly and severally, each binding itself and its successors and assigns, do mutually promise, covenant and agree as follows (provided that in the performance of the agreement of the Issuer herein contained, any obligation it may incur for the payment of money shall not constitute an indebtedness or other liability of the State or of a political subdivision of the State, except the Issuer, but any such obligation shall be payable solely out of Trust Estate):

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1.    Definitions. For the purposes of this Loan Agreement, the following words and terms shall have the respective meanings set forth as follows, and any capitalized word or term used but not defined herein is used as defined in the Trust Indenture:

“Bond” or “Bonds” means the Series 2021 Bonds and any Additional Bonds.

“Closing Date” means the date of issuance of the Series 2021 Bonds.

“Event of Default” means an Event of Default as defined in Section 5.1 hereof.

“Extraordinary Services” and “Extraordinary Expenses” means all services rendered or all expenses incurred, as applicable, by the Bond Trustee under the Trust Indenture other than Ordinary Services or Ordinary Expenses, as applicable.

“Ground Lease” has the meaning set forth in the Master Indenture (as in effect on the date hereof).

“Highest Lawful Rate” means the maximum rate of nonusurious interest allowed from time to time by law as is now in effect or, to the extent permitted by law, such higher rate as may hereafter be in effect.

“Indemnified Parties” shall have the meaning set forth in Section 7.11 hereof.

“Investment Proceeds” shall have the meaning ascribed thereto in the applicable Treasury regulations.

“Issuance Costs” means costs incurred by or on behalf of any Borrower in connection with the issuance of the Bonds by the Issuer.

“Issuer Indemnified Person” means, collectively, (i) the Sponsors, (ii) the Members and (iii) each and all of the Issuer’s, Sponsors’ and the Members’ respective past, present and future directors, board members, governing members, trustees, commissioners, elected or appointed officials, officers, employees, Authorized Signatories, attorneys, contractors, subcontractors, agents and advisers (including, without limitation, counsel and financial advisers) and each of their respective heirs, successors and assigns.

“Issuer’s Annual Fee” means the Issuer’s annual administration fee determined and payable in the amounts and at the times specified in Section 3.3 hereo.

“Material Adverse Effect” shall have the meaning set forth in the Master Indenture (as in effect on the date hereof).

“Member” means the parties to the Joint Exercise Agreement and any political subdivision that has been designated in the past, or from time to time in the future is designated, as a member of the Issuer pursuant to the Joint Exercise Agreement.

“Net Bond Proceeds” shall have the meaning ascribed to such term in the Code.

“Nonpurpose Investment” shall have the meaning ascribed to such term in the Code.

“Ordinary Services” and “Ordinary Expenses” means those services normally rendered or those expenses normally incurred, as applicable, by a trustee under instruments similar to the Trust Indenture prior to the occurrence of an event of default, including without limitation, fees and expenses of the Bond Trustee as Paying Agent and bond registrar, and as custodian of the Funds under the Trust Indenture.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Proceeds” means the Sale Proceeds and Investment Proceeds of the Series 2021 Bonds.

“Project Costs” means the cost of acquisition, construction, reconstruction, renovation, rehabilitation, improvement and expansion of a Project, including the cost of the acquisition of all land, rights-of-way, property rights, leasehold interests, easements and interests, the cost of all machinery and equipment, financing charges, interest prior to and during construction and for one year after completion of construction whether or not capitalized, necessary reserve funds, cost of estimates and of engineering and legal services, plans, specifications, surveys, estimates of cost and of revenue, other expenses necessary or incident to determining the feasibility and practicability of acquiring, constructing, reconstructing, improving and expanding the facilities of a Project, administrative expense and such other expense as may be necessary or incident to the acquisition, construction, reconstruction, improvement and expansion thereof, the placing of the same in operation and the financing or refinancing of a Project, including the refunding of any outstanding obligations, mortgages or advances issued, made or given by any Person for any of the aforementioned costs, and any other cost permitted to be paid out of proceeds of the Bonds by the Act; provided, however, that Issuance Costs are not Project Costs.

“Sale Proceeds” means all amounts already or constructively received from the sale of the Series 2021 Bonds, including amounts used to pay underwriter’s discount or compensation.

“Sponsor” means the National League of Cities, the National Association of Counties, the Wisconsin Counties Association, the League of Wisconsin Municipalities, and any other Person that holds itself out, or is identified by the Issuer or as an organization sponsoring the Issuer.

“Tenant Leases” means those subleases currently in existence or entered into hereinafter, by and between any Borrower and sublessees of all or any portion of a Project.

Section 1.2.    Interpretation. In this Loan Agreement:

(a)    The terms “hereby”, “hereof’, “hereto”, “herein”, “hereunder” and any similar terms, as used in this Loan Agreement, refer to this Loan Agreement, and the term “hereafter” means after, and the term “heretofore” means before, the date of this Loan Agreement.

(b)    Words of the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular number mean and include the plural number and vice versa.

(c)    Words importing persons include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons.

(d)    Any headings preceding the texts of the several Articles and Sections of this Loan Agreement, and any table of contents appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Loan Agreement, nor shall they affect its meaning, construction or effect.

(e)    Nothing contained in this Loan Agreement shall be construed to cause any Borrower to become the agent for the Issuer or the Bond Trustee for any purpose whatsoever, nor shall the Issuer or the Bond Trustee be responsible for any shortage, discrepancy, damage, loss or destruction of any part of a Project wherever located or for whatever cause.

(f)    All approvals, consents and acceptances required to be given or made by any person or party hereunder shall be at the reasonable discretion of the party whose approval, consent or acceptance is required, except to the extent otherwise specified herein.

(g)    All notices to be given hereunder shall be given in writing within a reasonable time unless otherwise specifically provided.

(h)    This Loan Agreement shall be governed by and construed in accordance with the applicable laws of the State.

(i)    If any provision of this Loan Agreement shall be ruled invalid by any court of competent jurisdiction, the invalidity of such provision shall not affect any of the remaining provisions hereof.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.1.    Representations by the Issuer. The Issuer represents that:

(a)    The Issuer is a joint powers commission under the Act, the “commission” under Section 66.0304 of the Wisconsin Statutes, and a unit of government and body corporate and politic created and validly existing under the laws of the State; and has full power and authority under the Act to adopt the Resolution approving the Series 2021 Bonds and the Issuer Financing Documents; to enter into, perform its obligations under, and exercise its rights under the Issuer Financing Documents; and when executed and delivered by the respective parties thereto, the Issuer Financing Documents will constitute the legal, valid and binding obligations of the Issuer enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium and other laws relating to or affecting creditors’ rights, by the application of equitable principles, by the exercise of judicial discretion in appropriate cases and by the limitation on legal remedies against joint powers commissions or governmental units of the State.

(b)    By official action of the Issuer prior to or concurrently herewith, the Issuer has authorized and approved the execution and delivery of the Issuer Financing Documents and the consummation by the Issuer of the transactions contemplated thereby.

(c)    To the knowledge of the Issuer, there are no actions, suits, proceedings, inquiries, or investigations, at law or in equity, before or by any court, governmental agency, public board or body, pending against the Issuer seeking to restrain or enjoin the sale or issuance of the Series 2021 Bonds, or in any way contesting or affecting any proceedings of the Issuer taken concerning the sale thereof, the pledge or application of any moneys or security provided for the payment of the Bonds, in any way contesting the validity or enforceability of the Issuer Financing Documents or contesting in any way the existence or powers of the Issuer relating to the authorization, issuance and sale of the Bonds.

(d)    The execution and delivery by the Issuer of the Issuer Financing Documents and compliance with the provisions on the Issuer’s part contained therein will neither (i) conflict with nor constitute a material breach of or default under any law, administrative regulation, judgment, decree, loan agreement, indenture, bond, note, resolution, agreement or other instrument to which the Issuer is a party or is otherwise subject, nor (ii) result in the creation or imposition of any lien, charge or other security interest or encumbrance of any nature whatsoever upon any of the properties or assets of the Issuer under the terms of any such law, administrative regulation, judgment, decree, loan agreement, indenture, bond, note, resolution, agreement or other instrument, except as provided by the Issuer Financing Documents.

No Issuer Indemnified Person (including any Issuer Indemnified Person who executes any certificate in connection with the Series 2021 Bonds that restates or certifies as to the truth and accuracy thereof) shall be individually liable for the breach by the Issuer of any representation or covenant contained in this Loan Agreement or the Trust Indenture.

Section 2.2.    Representations by each Borrower. Each Borrower represents and warrants to the Issuer that, as of the date of execution of this Loan Agreement and as of the date of delivery of the Series 2021 Bonds to the initial purchasers thereof (such representations and warranties to remain operative and in full force and effect regardless of the issuance of the Series 2021 Bonds or any investigations by or on behalf of the Issuer or the results thereof):

(a)    Each Borrower has been duly organized, validly exists and is in good standing under the laws of its state of organization, has full legal right, power and authority to enter into this Loan Agreement and the other Borrower Financing Documents, and to carry out and consummate all transactions contemplated hereby and by the Borrower Financing Documents, and by proper organizational action has duly authorized the execution, delivery and performance of this Loan Agreement and the Borrower Financing Documents.

(b)    The officers of each Borrower executing this Loan Agreement and the Borrower Financing Documents is duly and properly in office and fully authorized to execute the same.

(c)    This Loan Agreement and the Borrower Financing Documents have been duly authorized, executed and delivered by each Borrower party thereto.

(d)    (i) This Loan Agreement and the Borrower Financing Documents, when assigned to the Bond Trustee pursuant to the Trust Indenture, will constitute the legal, valid and binding agreements of each Borrower party thereto enforceable against each such Borrower by the Bond Trustee in accordance with their terms, including, without limitation, by the Bond Trustee for the benefit of the Owners of the Bonds, and (ii) the Unassigned Rights constitute the legal, valid, and binding agreements of each Borrower enforceable against each Borrower (A) by the Issuer in its own right, or (B) in the case of the rights of any Issuer Indemnified Person (including, without limitation, the right of any Issuer Indemnified Person to indemnification and immunity from liability), by such Issuer Indemnified Person in his, her or its own right in accordance with their respective terms; except in each case as enforcement may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, by the application of equitable principles regardless of whether enforcement is sought in a proceeding at law or in equity and by public policy.

(e)    The execution and delivery of this Loan Agreement and the Borrower Financing Documents, the consummation of the transactions herein and therein contemplated and the fulfillment of or compliance with the terms and conditions hereof and thereof, will not conflict with or constitute a violation or breach of or default (with due notice or the passage of time or both) under the organizational documents of any Borrower, any applicable law or administrative rule or regulation, or any applicable court or administrative decree or order, or any trust indenture, mortgage, deed of trust, loan agreement, lease, contract or other agreement or instrument to which such Borrower is a party or by which it or its properties are otherwise subject or bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of such Borrower, which conflict, violation, breach, default, lien, charge or encumbrance might have consequences that would materially and adversely affect the consummation of the transactions contemplated by this Loan Agreement or the Borrower Financing Documents, or the financial condition, assets, properties or operations of such Borrower.

(f)    No consent or approval of any bond trustee or holder of any indebtedness of any Borrower or any guarantor of indebtedness of or other provider of credit or liquidity of or to such Borrower, and no consent, permission, authorization, order or license of, or filing or registration with, any governmental authority (except with respect to any state securities or “blue sky” laws) is necessary in connection with the execution and delivery of this Loan Agreement or the Borrower Financing Documents, or the consummation of any transaction herein or therein contemplated, or the fulfillment of or compliance with the terms and conditions hereof or thereof, except as have been obtained or made and as are in full force and effect.

(g)    There is no action, suit, proceeding, inquiry or investigation, before or by any court or federal, state, municipal or other governmental authority, pending, or to the knowledge of any Borrower, after reasonable investigation, threatened, against or affecting any Borrower or the assets, properties or operations of any Borrower which, if determined adversely to any Borrower or its interests, would have a material adverse effect upon the consummation of the transactions contemplated by, or the validity of, this Loan Agreement or the Borrower Financing Documents, or upon the financial condition, assets, properties or operations of any Borrower, and no Borrower is in default (and no event has occurred and is continuing which with the giving of notice or the passage of time or both could constitute a default) with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental authority, which default might have consequences that would materially and adversely affect the consummation of the transactions contemplated by this Loan Agreement or the Borrower Financing Documents, or the financial condition, assets, properties or operations of any Borrower. All tax returns (federal, state and local) required to be filed by or on behalf of each Borrower have been filed, and all taxes shown thereon to be due, including interest and penalties, except such, if any, as are being actively contested by any Borrower in good faith, have been paid or adequate reserves have been made for the payment thereof which reserves, if any, are reflected in the audited financial statements described therein. Each Borrower enjoys the peaceful and undisturbed possession of all of the premises upon which it is operating its facilities.

(h)    No written information, exhibit or report furnished to the Issuer by any Borrower in its application for financing or by the Borrower or its representatives in connection with the negotiation of this Loan Agreement or the Borrower Financing Documents, regardless of whether the Issuer is a party thereto (including, without limitation, any financial statements, if any, whether audited or unaudited, and any other financial information provided in connection therewith) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representation and warranty in this Section 2.2(h) is made only to the Issuer and may not be relied upon by any other Person.

ARTICLE 3
THE LOAN

Section 3.1.    Loan Clauses.

(a)    Subject to the conditions and in accordance with the terms of this Loan Agreement, the Issuer agrees (i) to issue the Series 2021 Bonds and cause the Bond Trustee to deposit such amounts in accordance with the terms of the Trust Indenture and (ii) to loan the proceeds of the Series 2021 Bonds to the Borrowers in exchange for loan payments equal to the principal and interest due on the Bonds on each Interest Payment Date and Principal Payment Date. Concurrently, with the sale of the Series 2021 Bonds and to further evidence the Borrowers’ joint and several obligation to make loan payments under this Loan Agreement, the Borrowers have executed and delivered the Borrower Financing Documents.

(b)    The Loan shall be made available at the time of delivery of the Series 2021 Bonds and receipt of payment therefor by the Issuer against receipt by the Bond Trustee of the Master Indenture Notes duly executed and delivered to evidence the pecuniary indebtedness of the Borrowers hereunder and the security interest of the Bond Trustee in the trust estate pledged under the Master Indenture. As and for the Loan, the Issuer shall apply the proceeds of the Series 2021 Bonds as provided in the Trust Indenture on the terms and conditions therein prescribed. Each Borrower agrees that it will use all of the proceeds of the Series 2021 Bonds for the 2021 Project.

(c)    On the Business Day immediately prior to any date on which principal or Redemption Price of, or interest on, the Bonds is due, if insufficient moneys are then on deposit in the Debt Service Fund and available therefor, the Borrowers shall, prior to 10:00 a.m. New York City time on such date, pay (or cause the Master Trustee to pay in accordance with the Master Indenture) to the Bond Trustee for deposit in the Debt Service Fund the amount necessary (in immediately available funds, as necessary) for the payment of such principal, interest, and premium, if any, due on such date. In addition, the Borrowers shall pay or cause the Master Trustee to pay to the Bond Trustee, as and when the same shall become due, all other amounts due under the General Financing Documents, together with interest thereon at the then applicable rate as set forth herein.

(d)    The Borrowers shall have the option to prepay their payment obligations hereunder in whole or in part at the times and in the manner provided in Article VI hereof and in accordance with the Trust Indenture. The Borrowers hereby agree to prepay their payment obligations hereunder in the amount required to effect a redemption (at the applicable Redemption Price) of the Bonds in whole or in part at the times and in the manner provided in Article VI hereof and in accordance with the Trust Indenture.

(e)    At their option, to be exercised on or before the forty-fifth (45th) day next preceding the date any Bonds are to be redeemed from mandatory Sinking Fund Payments, provided no Event of Default has occurred and is continuing, the Borrowers may deliver to the Bond Trustee Bonds which are subject to mandatory Sinking Fund Payment redemption in an aggregate principal amount not in excess of the principal amount of Bonds to be so redeemed on such date. Each Bond so delivered shall be credited by the Bond Trustee at 100% of the principal amount thereof against the obligation of the Borrowers to make the next payment with respect to principal on the Bonds.

(f)    If the Bond Trustee has not received payment by Noon, New York City time, on the Business Day prior to the date on which principal or Redemption Price of or interest on the Bonds is due, the Bond Trustee shall immediately make oral and facsimile demand to the Master Trustee for such amount with overnight confirmation.

(g)    If the amounts in the applicable account of the Debt Service Reserve Fund are not at the level of the Senior DSRFR and the Subordinate Class A DSRFR, as applicable, the Borrowers shall or shall cause the Master Trustee, on or before the fifteenth (15th) day of the month next following the date the Borrower Representative is notified of such deficiency, to deposit with the Bond Trustee sufficient moneys to meet the Senior DSRFR and the Subordinate Class A DSRFR under the Trust Indenture. No withdrawal from the Debt Service Reserve Fund to make up for a deficiency in the Debt Service Fund shall be deemed to cure any failure by the Borrowers to pay or cause to be paid the amounts required by Section 3.1(c) hereof when due.

Section 3.2.    Other Amounts Payable and Other Obligations.

(a)    Each Borrower hereby further expressly agrees to pay or cause to be paid by the Master Trustee in accordance with the Master Indenture an amount equal to (i) the initial and annual fees of the Bond Trustee for the Ordinary Services of the Bond Trustee rendered and its Ordinary Expenses incurred under the Trust Indenture, including its reasonable fees and expenses as Registrar and in connection with preparation of new Bonds upon exchanges or transfers, and the reasonable fees and expenses of Bond Trustee’s counsel, (ii) the reasonable fees and expenses of the Bond Trustee, and any Paying Agents on the Bonds for acting as such as provided in the Trust Indenture, including the reasonable fees and expenses of its and their counsel, (iii) the reasonable fees and expenses of the Bond Trustee for Extraordinary Services rendered by it and Extraordinary Expenses incurred by it under the Trust Indenture, including reasonable counsel fees and expenses, (iv) the fees and expenses of the Issuer, including the fees and expenses of its counsel, incurred by the Issuer as a result of an Event of Default or otherwise enforcing this Loan Agreement, and (v) any other sums required to be paid by any Borrower under the terms of the Trust Indenture and the Master Indenture Notes. Scheduled fees and expenses shall be paid on or before the scheduled due date. Unscheduled fees and expenses will be paid on the specified due date, or if the due date is fewer than 30 days from receipt, within 30 days of receipt.

(b)    The Borrowers agree to pay or cause to be paid all amounts payable by it in connection with compliance with Section 148 of the Code, including any expenses of the Issuer incurred in connection with rebate compliance pursuant to the Trust Indenture and the Master Indenture at the time and in the manner therein provided.

(c)    The Borrowers agree to fund, replenish and maintain all amounts required to be funded, replenished and maintained in the Funds and Accounts established in and as required by Article V of the Trust Indenture.

(d)    The Borrowers agree to perform all obligations required to be performed by them under the Trust Indenture in accordance with its terms.

Section 3.3.    Additional Payments. In addition to the payments set forth in Section 3.1 and 3.2 hereof, the Borrowers, jointly and severally, shall also pay to the Issuer or to the Bond Trustee, as the case may be, “Additional Payments,” as follows:

(a)    All taxes and assessments of any type or character charged to the Issuer or to the Bond Trustee affecting the amount available to the Issuer or the Bond Trustee from payments to be received hereunder or in any way arising due to the transactions contemplated hereby (including taxes and assessments assessed or levied by any public agency or governmental issuer of whatsoever character having power to levy taxes or assessments) but excluding franchise taxes based upon the capital and/or income of the Bond Trustee and taxes based upon or measured by the net income of the Bond Trustee; provided, however, that the Borrower Representative shall have the right to protest any such taxes or assessments and to require the Issuer or the Bond Trustee, at the Borrowers’ expense, to protest and contest any such taxes or assessments levied upon them and that the Borrowers shall have the right to withhold payment of any such taxes or assessments pending disposition of any such protest or contest unless such withholding, protest or contest would adversely affect the rights or interests of the Issuer or the Bond Trustee;

(b)    The fees and expenses of such accountants, consultants, attorneys and other experts as may be engaged by the Issuer or the Bond Trustee in connection with the performance of its duties hereunder or in the Trust Indenture and to prepare audits, financial statements, reports, opinions or provide such other services required under this Loan Agreement, the Borrower Financing Documents or the Trust Indenture, including, but not limited to, any audit or inquiry by the Internal Revenue Service or any other governmental body; and

(c)    The fees and expenses of the Issuer, including the Issuer’s Annual Fee, or any agent or attorney selected by the Issuer to act on its behalf in connection with this Loan Agreement, the Borrower Financing Documents, the Bonds or the Trust Indenture, including, without limitation, any and all expenses incurred in connection with the authorization, issuance, sale and delivery of any such Bonds or in connection with any litigation, investigation, inquiry or other proceeding which may at any time be instituted involving this Loan Agreement, the Borrower Financing Documents, the Bonds or the Trust Indenture or any of the other documents contemplated thereby, or in connection with the reasonable supervision or inspection of any Borrower, its properties, assets or operations or otherwise in connection with the administration of this Loan Agreement and the Borrower Financing Documents.

Such Additional Payments shall be billed to the Borrowers by the Issuer or the Bond Trustee from time to time, together with a statement certifying that the amount billed has been incurred or paid by the Issuer or the Bond Trustee for one or more of the above items. After such a demand, amounts so billed shall be paid by the Borrowers within thirty (30) days after receipt of the bill by the Borrower. Notwithstanding the foregoing, the Issuer may, but shall not be required to, submit a bill to the Borrowers for payment of the Issuer’s Annual Fee. The Issuer’s Annual Fee shall be paid in semiannual installments on the six (6) month anniversary of the Closing Date and subsequently on the same day every sixth (6th) month thereafter. The amount of each semiannual payment shall be determined by multiplying (i) the principal amount of the Series 2021 Bonds Outstanding as of the last day of the calendar month preceding the installment payment due date by (ii) 0.03 percent (3 basis points) by (iii) one half (1/2). Any invoice furnished to any Borrower by the Issuer or the Bond Trustee pursuant to this Section 3.3 shall be deemed to constitute a written notice under Section 5.1(b) sufficient to cause the 30-day period specified in said Section 5.1(b) to commence.

Section 3.4.    Manner of Payment. The payments provided for in Section 3.1 hereof shall be made by any reasonable method providing immediately available funds at the time and place of payment directly to the Bond Trustee for the account of the Issuer and shall be deposited in the Debt Service Fund or the Debt Service Reserve Fund, as appropriate. The additional payments provided for in Section 3.2 shall be made in the same manner directly to the entitled party or to the Bond Trustee for its own use or disbursement to the Paying Agents. To the extent the Borrowers do not pay any amount owed hereunder by its due date, the Bond Trustee shall immediately notify the Master Trustee and request payment from funds available under the Master Indenture in accordance with its items.

Section 3.5.    Obligation Unconditional. The obligations of the Borrowers under this Loan Agreement and the other Borrower Financing Documents shall be absolute and unconditional, irrespective of any defense or any rights of setoff, recoupment or counterclaim it might otherwise have against the Issuer or the Bond Trustee. The Borrowers will not suspend or discontinue any such payment or terminate this Loan Agreement (other than in the manner provided for hereunder) for any cause, including, without limiting the generality of the foregoing, any acts or circumstances that may constitute failure of consideration, failure of title, or commercial frustration of purpose, or any damage to or destruction of the Project, or the taking by eminent domain of title to or the right of temporary use of all or any part of the Project, or any change in the tax or other laws of the United States, the State or any political subdivision of either thereof; or any failure of the Issuer or the Bond Trustee to perform and observe any agreement or covenant, whether expressed or implied, or any duty, liability or obligation arising out of or connected with the Borrower Financing Documents.

Section 3.6.    Usury. Notwithstanding any provision of the General Financing Documents to the contrary, it is hereby agreed by and between the Issuer and each Borrower that in no event (including without limitation the acceleration of maturity of the Bonds or the redemption of the Bonds pursuant to the General Financing Documents) shall the amount of loan payments contracted for, charged, received, reserved or taken in connection with the loan arrangements made hereunder, if and to the extent such loan payments (or a portion thereof) are treated as interest for purposes of State law (“Interest”), exceed the amount of interest which could have been contracted for, charged, reserved, received or taken at the Highest Lawful Rate. For purposes of this Section, to the maximum extent permitted by law, the rate of interest attributable to loan payments shall be determined by: (i) spreading payments over the term of this loan payments; (ii) if appropriate, characterizing payments as a premium for the privilege of making an optional prepayment of an obligation; and (iii) giving effect to the provisions of any other General Financing Document which require the cancellation or refunding of Interest. Excess interest, if any after the application of the foregoing provisions, provided for in the General Financing Documents shall be cancelled automatically as of the date of such acceleration, redemption or purchase or, if theretofore paid, shall be credited to future loan payments or if all loan payments have been, or would thereby be, paid in full, refunded to the Borrowers (provided, however, that, so long as the Master Indenture remains in full force and effect, any refund shall be paid to the Master Trustee for deposit to the Revenue Fund for application as revenues in accordance with the Master Indenture). However, in lieu of such cancellation or refund, the Bond Trustee shall (if requested by the Holders of all of the Outstanding Bonds affected), to the extent permitted by applicable law, delay the date on which any payment is due hereunder or under any of the General Financing Documents until the earliest Business Day that will result in the payment of Interest at a rate not in excess of the Highest Lawful Rate.

Section 3.7.    Issuance of Additional Bonds.

(a)    If the Borrowers are not in default hereunder or under the Borrower Financing Documents, the Issuer may, in its absolute discretion, on written request of an Authorized Representative of the Borrower, from time to time, issue additional Senior Bonds and additional Subordinate Bonds (or one or the other at the same or different times) on a parity with the respective Class of Bonds under which they are designated, in aggregate amounts as requested by the Borrower, but only for the purposes and upon the terms and conditions stated herein, in the Trust Indenture and in the Act. Additional Bonds shall be issued only for the purposes permitted in Article II of the Trust Indenture. In each case, the costs of the issuance and sale of the Additional Bonds and capitalized interest for any construction period and other costs reasonably related to the financing as shall be agreed upon by the Borrowers and the Issuer shall be included in the cost thereof.

(b)    No Additional Bonds shall be issued unless (1) the terms of such Additional Bonds, the purchase price to be paid therefor and the manner in which the proceeds therefrom are to be disbursed shall have been approved in writing by the Borrower Representative and the Issuer, (2) the Borrowers and the Issuer shall have entered into supplements to the General Financing Documents reaffirming the representations and covenants of the Issuer and the Borrowers therein contained, describing the completion, restoration, additions, extensions, improvements or facilities, if any, to be acquired and constructed or performed and making provisions for the conveyance, transfer and securing of such real property or interests therein as may be necessary or required therefor, and adjusting the aggregate amount payable hereunder and delivering an additional Master Indenture Note or Master Indenture Notes to an amount sufficient to pay, as and when the same matures and becomes due, the principal or Redemption Price, if any, of and interest on such Additional Bonds and other amounts due under the General Financing Documents, and (3) the Issuer and the Bond Trustee shall have entered into a Supplemental Indenture authorizing the issuance of such Additional Bonds and setting forth the terms thereof and describing or otherwise identifying any real or personal property to be secured by the Trust Indenture in connection with the issuance of such Additional Bonds, and the Issuer shall have otherwise complied with the provisions of the Trust Indenture and the Act with respect to the issuance of such Additional Bonds.

Section 3.8.    Effective Date and Term.

(a)    This Loan Agreement shall become effective upon its execution and delivery by the parties hereto, shall remain in full force from such date and, subject to the provisions hereof (including particularly Articles V and VI), and shall expire on such date as the Trust Indenture shall be discharged and satisfied in accordance with the provisions of Article 12 thereof. The Borrower’s obligations under Sections 3.13, 5.3, 7.10 and 7.11 hereof, however, shall survive the expiration of this Loan Agreement in accordance with the provisions of said Section.

(b)    Within sixty (60) days of such expiration, the Issuer (subject to Section 7.13 hereof) shall deliver to the Borrower Representative any documents and take or cause the Bond Trustee, at the Borrower’s expense, to take any such reasonable actions as may be necessary to effect the cancellation, release and satisfaction of the Trust Indenture and the General Financing Documents.

Section 3.9.    Security for Borrower’s Performance.

(a)    This Loan Agreement represents the joint and several general obligation of the Borrowers and the obligations created hereunder are evidenced in part by the Master Indenture Notes issued pursuant to the Master Indenture. The Master Indenture Notes are the joint and several general obligations of each Member of the Obligated Group and are secured by such mortgages, liens and security interests as are provided under the Master Indenture. The full faith and credit of each Member of the Obligated Group is pledged to pay all sums due or to become due hereunder and under the Master Indenture Notes. The obligations hereunder are secured by the terms and provisions of the Master Indenture. This Loan Agreement constitutes a Related Financing Document, as defined in the Master Indenture (as in effect on the date hereof).

Section 3.10.    Special Services Covenant. The obligations hereunder are secured by the terms and provisions of the Master Indenture and the Borrowers shall continue to operate the 2021 Project for its original intended purpose as long as any Bonds remain Outstanding; provided, however, the Issuer, upon review of such facts as it deems relevant, may, from time to time, allow any Borrower to provide alternative services which provide public benefit to the applicable Project Jurisdiction and its residents, or deem this special services covenant to be satisfied in whole or in part.

Section 3.11.    Agreement to Construct 2021 Project; Completion Certificate.

(a)    The Borrowers shall cause the 2021 Project to be acquired, constructed and improved with due diligence and pursuant to the requirements of the applicable laws of the State in all material respects.

(b)    The Borrowers shall deliver to the Bond Trustee within 90 days after the final completion of each component of the 2021 Project a certificate (the “Completion Certificate”) of the Borrower Representative to the effect that:

(i)    Such component of the 2021 Project has been completed substantially in accordance with the plans and specifications for such component of the 2021 Project prepared by an architect, as then amended, and the date of completion;

(ii)    The cost of such component of the 2021 Project has been fully paid for and no claim or claims exist against any Borrower or against the 2021 Project out of which a lien based on furnishing labor or material exists or might ripen; provided, however, there may be excepted from the foregoing statement any claim or claims out of which a lien exists or might ripen in the event that a Borrower intends to contest such claim or claims in accordance with this Loan Agreement, in which event such claim or claims shall be described; provided, further, that it shall be stated that moneys are on deposit in the Series 2021 Construction Account sufficient to make payment of the full amount that might in any event be payable in order to satisfy such claim or claims; provided, further, that there may also be excepted from the foregoing statement any claim that has been insured over pursuant to an endorsement to any title insurance;

(iii)    All permits, certificates and licenses necessary for the occupancy and use of such component of the 2021 Project have been obtained and are in full force and effect; and

(iv)    Indicating if such Completion Certificate is for the final component of the 2021 Project (the “Final Completion Certificate”).

Section 3.12.    Requisition. The Borrowers shall be entitled to disbursements of moneys in the Series 2021 Construction Account to pay the costs related to the 2021 Project, including any development fees due to the Manager (as defined in the Master Indenture). Disbursements from the Series 2021 Construction Account shall be made, subject to compliance with the disbursement requirements set forth in Exhibit A, only (i) upon the Bond Trustee’s receipt of a requisition in the form attached hereto as Exhibit A-1, and (ii) so long as an Event of Default under this Loan Agreement or any of the other General Financing Documents shall not have occurred and be continuing unless such Event of Default shall have been waived pursuant to the terms hereof. The Bond Trustee shall keep a record of all requisitions submitted by the Borrower.

Section 3.13.    Borrowers Required to Pay Costs of the 2021 Project if Construction Accounts Insufficient. If the moneys in the Series 2021 Construction Account and the proceeds of the Series 2021 Bonds available for payment of the costs of the 2021 Project (collectively, the “Available Series 2021 Construction Proceeds”) are not sufficient to pay the costs thereof in full, the Borrowers agree to complete the acquisition, construction, renovation, equipping and installation of the 2021 Project and to pay all that portion of costs of the 2021 Project as may be in excess of the Available Series 2021 Construction Proceeds. The Issuer does not make any warranty, either express or implied, that the Available Series 2021 Construction Proceeds will be sufficient to pay all the costs which will be incurred in that connection. The Borrowers agrees that if, after exhaustion of the Available Series 2021 Construction Proceeds, any Borrower pays any portion of the costs of the 2021 Project pursuant to the provisions of this Section, it will not be entitled to any reimbursement therefor from the Issuer or from the Bond Trustee or from the owners of any of the Series 2021 Bonds, nor will it be entitled to any diminution of the loan payments payable under the Master Obligations. The obligation of the Borrowers to complete the construction of the 2021 Project will survive any termination of this Loan Agreement.

Section 3.14.    Appointment of Borrower Representative; Authorization of Borrower Representative; Cessation of Status as Borrower Representative.

(a)    Sky Harbour Capital, LLC, as the Group Representative (as defined in the Master Trust Indenture) under the Master Indenture, is hereby designated as the Borrower Representative and agrees to assume the responsibilities of Borrower Representative pursuant to this Loan Agreement.

(b)    Any provision herein to the contrary notwithstanding and subject to any applicable requirements of state or federal law, the Borrower Representative is authorized to bind the Borrowers with respect to any obligation issued or delivered pursuant to a Supplemental Indenture if the Supplemental Indenture so states, without further authorization from any other Borrower. Any such authorization is to be construed broadly in favor of the authorization of the Borrower Representative.

(c)    Each Borrower hereby irrevocably appoints the Borrower Representative as its agent and true and lawful attorney in fact and grants to the Borrower Representative full and exclusive power to act for the Borrower to (a) as applicable, negotiate and determine the terms of, approve, execute, deliver, perform, amend, waive provisions of, grant consents related to, extend and terminate: loan agreements, bond indentures, bond purchase agreements related to liquidity or insurance, disclosures, and all such other agreements and instruments as are reasonably related to entering into and managing the specific transactions represented by such Supplemental Indentures; (b) negotiate and determine the terms of, approve, execute, deliver, perform, amend, waive provisions of, grant consents related to, extend and terminate certificates and other undertakings as are reasonably necessary or appropriate to entering into and managing the specific transactions represented by such Supplemental Indentures; and (c) manage, oversee, direct, authorize, control, and implement (i) all Outstanding Bonds and financial relationships related in any manner to such Bonds, including, but not limited to: credit support and liquidity facilities; (ii) swaps, hedges, interest rate exchanges and any other derivative instruments of any classification; (iii) related insurance products and policies; (iv) debt management policy setting and determinations such as the mix of fixed and variable debt and similar determinations; (v) allocation, calculations, accounting for, collections from Borrowers, and payment of debt service, discounts, premiums, costs of issuance and other reasonable costs and fees related to the Bonds, including termination, amendment and similar fees; (vi) planning, authorization and implementation of conversions, refunding, defeasances and other debt management or modification activities; (vii) all waivers, consents or amendments to any document or agreement, directly or indirectly, related to one or more of the Bonds, the Trust Indenture and any Supplemental Indenture; and (viii) direction of agents and control, direction and management of third party relationships (such as trustees, paying agents, registrars, issuing authorities, underwriters, remarketing agents, swap counterparties, financial and other advisors, and counsel) related to the Bonds or the issuance of Bonds. The authority granted in this Section shall be and remain irrevocable until and unless any Borrower is permitted to withdraw from this Loan Agreement in accordance with the terms hereof.

(d)    In the event that the Borrower Representative ceases to be the Group Representative under the Master Trust Indenture, the Borrowers shall designate a Borrower to assume all of the responsibilities assigned hereunder to the Borrower Representative and shall send written notice of such designation to the Bond Trustee.

(e)    Any Borrower Representative, while continuing as a Borrower, may cease to act as the Borrower Representative by giving the other Borrowers and the Bond Trustee at least 30 days’ prior written notice of its intention to do so, so long as a successor has been appointed.

(f)    Each Borrower agrees that the Borrower Representative shall be entitled to take all action it deems necessary or appropriate, including, without limitation, the institution of any legal or other proceedings, to enforce each Borrower’s obligations hereunder.

Section 3.15.    Cessation of Status as a Borrower. The Each Borrower covenants that it will not take any action which would cause it to cease to be a Borrower unless such Borrower has withdrawn from the Obligated Group in accordance with Section 10.3 of the Master Indenture.

ARTICLE 4
COVENANTS OF THE BORROWERS

Section 4.1.    Compliance with Master Indenture. Each Borrower covenants and agrees that, during the term of this Loan Agreement, it will at all times comply in all material respects with the requirements of the Master Indenture.

Section 4.2.    Continuing Disclosure. Each Borrower hereby covenants and agrees that it will comply with and carry out all of the provisions of the Continuing Disclosure Agreement, if and to the extent applicable and required. Notwithstanding any other provision of this Loan Agreement to the contrary, failure of the Borrowers to comply with the Continuing Disclosure Agreement shall not be considered an Event of Default; however, the Bond Trustee may (and, at the request of the holders of at least 25% aggregate principal amount in Outstanding Bonds, of the most senior Class of which Bonds remain Outstanding shall, but only to the extent the Bond Trustee has been tendered funds in an amount satisfactory to it or it has been otherwise indemnified from and against any loss, liability, cost or expense, including without limitation, fees and expense of its counsel and agents and additional fees and charges of the Bond Trustee) or any Bondholder may, take such actions as may be necessary and appropriate, including seeking specific performance by court order, to cause the Borrowers to comply with their obligations under this Section.

Section 4.3.    Records; Financial Reports. The financial reports required by Section 6.10 of the Master Indenture also shall be filed with the Bond Trustee and any Bondholder who is a registered Owner of at least $1,000,000 principal amount of Bonds and who requests such reports from each Member of the Obligated Group in writing. The Bond Trustee shall have no responsibility to review any such statements submitted to it. Each Borrower shall keep complete and accurate lists and other records containing all information necessary to reflect the use of proceeds of the Series 2021 Bonds and of each Series of Additional Bonds loaned to it pursuant to this Loan Agreement and from time to time upon request of the Issuer will furnish copies thereof to the Issuer.

Section 4.4.    Filing. Each Borrower shall at its own expense or the expense of other members of the Obligated Group join with other members of the Obligated Group to file financing statements with respect to the Master Indenture in accordance with the requirements of Section 6.10 of the Master Indenture.

Section 4.5.    Tax-Exempt Bonds Not to Become Taxable.

(a)    Each Borrower covenants and agrees that its use of the Proceeds of the Series 2021 Bonds will at all times satisfy the requirements of the Tax Certificate.

(b)    Each Borrower will make such use of the proceeds of the Series 2021 Bonds and all other funds held by the Bond Trustee under the Trust Indenture or otherwise allocable to the Series 2021 Bonds, restrict the investment of such proceeds and other funds, and take such other and further action as may be required so that the Series 2021 Bonds will not constitute “arbitrage bonds” under Section 148(a) of the Code and the Regulations. In particular, but without limitation, each Borrower agrees to instruct the Bond Trustee with respect to investments in accordance with Section 5.5 of the Trust Indenture. Each Borrower agrees to pay all of the fees and expenses of a nationally recognized bond counsel, a certified public accountant and any other necessary consultant employed by such Borrower or the Issuer in connection with any of the requirements imposed by Section 5.5 of the Trust Indenture.

(c)    Each Borrower shall comply and shall cause the Borrower Representative to comply with the requirements of Section 148 of the Code as provided in the Master Indenture.

(d)    Each Borrower agrees to provide to the Bond Trustee, at such time as required by the Bond Trustee and as otherwise required by the Master Indenture, all information reasonably required by the Bond Trustee with respect to Nonpurpose Investments held under the Trust Indenture or otherwise.

(e)    Each Borrower covenants and agrees that the average maturity of the Series 2021 Bonds, taking into account the issue price of the various maturities of the Series 2021 Bonds, will not exceed 120 percent of the reasonably expected economic life of the 2021 Project, taking into account the respective cost of each item composing the 2021 Project. For purposes of the preceding sentence, the reasonably expected economic life of the 2012 Project shall be determined as of the later of (i) the date on which the Series 2021 Bonds are issued or (ii) the date on which the 2021 Project is placed in service (or expected to be placed in service). In addition, land shall not be taken into account in determining the reasonably expected economic life of the 2021 Project.

(f)    Each Borrower covenants and agrees not to take any action, or knowingly omit to take any action within its control, that, if taken or omitted, respectively, would cause the Series 2021 Bonds to be “federally guaranteed” within the meaning of section 149(b) of the Code and applicable regulations thereunder, except as permitted by section 149(b)(3) of the Code and such regulations.

(g)    Each Borrower hereby elects not to claim depreciation or an investment credit for federal income tax purposes with respect to any portion of the 2021 Project (or any other property financed with the Net Bond Proceeds of any Series 2021 Bonds). Each Borrower will take all actions necessary to make this election binding on all its successors in interest under the Ground Lease. This election shall be irrevocable. Furthermore, each Borrower covenants that no portion of the 2021 Project (or any other property financed with the Net Bond Proceeds of any Series 2021 Bonds) which is subject to the Mortgages will be removed upon the termination of the Ground Lease.

Section 4.6.    Permitted Indebtedness. Any Indebtedness incurred or assumed by any Borrower may be incurred or assumed only as permitted by the Master Indenture.

Section 4.7.    Sale or other Disposition of 2021 Project. No Borrower shall sell, transfer, assign or otherwise dispose of any of the 2021 Project or any interest therein except in compliance with the terms and conditions of the Master Indenture.

Section 4.8.    Further Assurances and Corrective Instruments. The Issuer (subject to Section 7.13 hereof) and each Borrower agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Project or for carrying out the intention of or facilitating the performance of this Loan Agreement.

Section 4.9.    Covenant by Borrowers as to Compliance with Trust Indenture. Each Borrower covenants and agrees that it will comply with the provisions of the Trust Indenture with respect to such Borrower and that the Bond Trustee and the Bondholders shall have the power and authority provided in the Trust Indenture. Each Borrower further agrees to aid in the furnishing to the Issuer or the Bond Trustee of opinions that may be required under the Trust Indenture. Each Borrower covenants and agrees that the Bond Trustee shall be entitled to and shall have all the rights, including the right to enforce against such Borrower the provisions of the Borrower Financing Documents, pertaining to the Bond Trustee notwithstanding the fact that the Bond Trustee is not a party to the Borrower Financing Documents.

Section 4.10.    Assignment of Agreement or Master Indenture Notes. (a) The Borrowers may not assign its rights, interests or obligations hereunder or under the Master Indenture Notes or the Borrower Financing Documents, except as may be permitted pursuant to the Master Indenture.

(b)    The Issuer agrees that it will not knowingly assign or transfer any of the Borrower Financing Documents or the revenues and other receipts, funds and moneys to be received thereunder during the Term except to the Bond Trustee as provided in this Loan Agreement and the Trust Indenture.

Section 4.11.    Default Notification. The Borrower Representative shall deliver or cause to be delivered to the Issuer and the Bond Trustee at the same time such notices are required to be delivered to the Master Trustee all notices required to be delivered pursuant to Section 7.11 of the Master Indenture.

ARTICLE 5
EVENTS OF DEFAULT AND REMEDIES

Section 5.1.    Events of Default.

“Event of Default”, as used herein, shall mean any of the following events of which a Responsible Officer of the Bond Trustee has received actual written notice (provided that the Bond Trustee shall be deemed to have received written notice with respect to any event specified in subsection (a)), unless in each case cured by the Borrowers, whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)    if the Borrowers shall fail

(i)    to make or cause to be made any payment of principal, Redemption Price or interest pursuant to Sections 3.1(c) or 3.1(d) hereof or when due hereunder or under the terms of the Master Indenture Notes; or

(ii)    to make any deposit or other payment required to be made to the Bond Trustee hereunder prior to the earlier of (1) the 15th day following the due date of such deposit or payment in accordance with the terms hereof, or (2) the date on which any payment is required to be made by the Bond Trustee on the Bonds from any such amount; or

(b)    if the Borrowers shall fail to observe or perform any covenant or agreement contained in this Loan Agreement or any Company Financing Document, the Mortgage to which it is a party or the Master Indenture or the Ground Lease and such failure continues for a period of 30 days after written notice of such failure, requiring the same to be remedied, shall have been given by the Bond Trustee or the Issuer (with regards to the Unassigned Rights) to the Borrower, the giving of which notice shall be at the discretion of the Issuer or the Bond Trustee unless the Bond Trustee is requested in writing to do so by the Holders of at least 25% in aggregate principal amount of the Outstanding Bonds; provided, however, that if such observance or performance requires work to be done, actions to be taken, or conditions to be remedied, which by their nature cannot reasonably be done, taken or remedied within such 30-day period but can be done, taken or remedied within a reasonable period of time, no Event of Default shall be deemed to have occurred or to exist if, and so long as, the Borrowers shall commence such work, action or other remedy within such 30-day period and shall diligently and continuously prosecute the same to completion; or

(c)    if any warranty, representation, certification, financial statement or other information made or furnished to induce the Issuer to enter into this Loan Agreement or allow any Bonds to be issued, or made or furnished, at any time, in or pursuant to the terms of any Borrower Financing Document or the Ground Lease by the Group Representative or the Borrowers shall prove to have been false or misleading in any material respect when made or furnished and shall result in a Material Adverse Effect and, if capable of being cured, such misrepresentation shall continue uncured for thirty (30) or more days from the discovery thereof; provided that if the Borrowers commence efforts to cure such misrepresentation within such thirty (30) day period the Borrowers may continue to effect such cure of the misrepresentation and such misrepresentation shall not be deemed an Event of Default if the Borrowers are diligently pursuing the cure; or

(d)    if an Event of Default under the Master Indenture shall occur and is not waived or cured.

Section 5.2.    Remedies on Default.

(a)    Whenever any Event of Default shall have occurred, the Bond Trustee, or the Issuer where so provided herein, may take any one or more of the following actions:

(i)    One or more of the Master Indenture Notes and the corresponding obligations of the Borrowers hereunder may be accelerated or shall be accelerated in the same manner and subject to the same conditions as specified in Sections 8.1(b) and 8.1(c) of the Trust Indenture and, to the extent any Bond is accelerated, the corresponding Master Indenture Note shall be accelerated to the same extent.

(ii)    The Issuer, without the consent of the Bond Trustee or any Bondholder, may proceed to enforce the obligations of the Borrowers to the Issuer in respect of the Unassigned Rights.

(iii)    The Bond Trustee may take whatever action at law or in equity it may have to collect the amounts then due and thereafter to become due, or to enforce the performance or observance of the obligations, agreements, and covenants of the Borrowers under the Borrower Financing Documents, including, to the extent permitted by applicable law, by mandamus or by the appointment of a receiver in equity with power to charge and collect rents, purchase price payments, and loan payments and to apply the revenues from the Project in accordance with such Borrower Financing Document.

(iv)    The Bond Trustee may exercise any and all rights it may have under the General Financing Documents, including, without limitation, the requirement that each Borrower obtain the prior written consent of the Bond Trustee to the taking of any action otherwise permitted by the General Financing Documents.

(b)    In the event that any Event of Default or any proceeding taken by the Issuer or by the Bond Trustee thereon shall be waived or determined adversely to the Issuer or the Bond Trustee, then the Event of Default shall be annulled and the Issuer, the Bond Trustee and the Borrowers shall be restored to their former rights hereunder, but no such waiver or determination shall extend to any subsequent or other default or impair any right consequent thereon.

(c)    Notwithstanding anything to the contrary in this Loan Agreement, the Issuer shall have no obligation to and instead the Bond Trustee may, without further direction from the Issuer, take any and all steps, actions and proceedings, to enforce any and all rights of the Issuer (other than the Unassigned Rights) under the Trust Indenture or this Loan Agreement, including, without limitation, the rights to enforce the remedies upon the occurrence and continuation of an Event of Default and the obligations of the Borrowers hereunder.

Section 5.3.    No Duty to Mitigate Damages. Unless otherwise required by law, neither the Issuer, the Bond Trustee nor any Bondholder shall be obligated to do any act whatsoever or exercise any diligence whatsoever to mitigate the damages to the Borrowers if an Event of Default shall occur.

Section 5.4.    Remedies Cumulative. No remedy herein conferred upon or reserved to the Issuer or the Bond Trustee is intended to be exclusive of any other available remedy or remedies but each and every such remedy shall be cumulative and shall be in addition to every remedy given under this Loan Agreement or now or hereafter existing at law or in equity or by statute. Delay or omission to exercise any right or power accruing upon any default or failure by the Issuer or the Bond Trustee to insist upon the strict performance of any of the covenants and agreements herein set forth or to exercise any rights or remedies upon default by the Borrowers hereunder shall not impair any such right or power or be considered or taken as a waiver or relinquishment for the future of the right to insist upon and to enforce, by injunction or other appropriate legal or equitable remedy, strict compliance by the Borrowers with all of the covenants and conditions hereof; or of the right to exercise any such rights or remedies, if such default by the Borrowers be continued or repeated.

Section 5.5.    Notice of Default by Bond Trustee. Subject to Section 10.3(h) of the Trust Indenture, if the Bond Trustee has actual knowledge or actual or constructive notice of an Event of Default hereunder, the Bond Trustee shall within one Business Day deliver written notice of the same to the Holders and, except to the extent notice of the same has been delivered thereto by another Person (or was sent by such Person) to the Master Trustee, the Issuer, each Borrower and the Borrower Representative.

ARTICLE 6
PREPAYMENT PROVISIONS

Section 6.1.    Optional and Extraordinary Prepayment.

(a)    Each Borrower shall have, and is hereby granted, the option to prepay its obligations hereunder as a whole, or in part, at any time by delivering a written notice to the Bond Trustee in accordance with the Trust Indenture, with a copy to the Issuer, setting forth the amount to be prepaid, the amount of Bonds requested to be redeemed with the proceeds of such payment (to the extent authorized by and in the manner required by the Master Indenture and the Trust Indenture or any Supplemental Indenture authorizing the issuance of such Bonds), and the date on which such Bonds are to be redeemed. Such prepayment must be sufficient to provide moneys for the payment of interest and Redemption Price in accordance with the terms of the Bonds requested to be redeemed with such prepayment and all other amounts then due under the Borrower Financing Documents. In the event of any complete prepayment of the Borrowers’ obligations hereunder, the Borrowers shall, at the time of such prepayment, also pay or provide for the payment of all fees and expenses of the Issuer, the Bond Trustee and Paying Agent (including without limitation attorneys’ fees and expenses) accrued and to accrue through the final payment of all the Bonds. Any such prepayments shall be applied to the redemption of Bonds in the manner provided in Article VII of the Trust Indenture, and credited against payments due hereunder in the same manner.

(b)    The Borrower shall be required to prepay their loan payments in whole or in part to the extent and at the times necessary to effect, a mandatory redemption in the manner and at the times required by Article III of the Trust Indenture:

(c)    The Borrowers may prepay their loan payments in whole or in part to effect an extraordinary optional redemption to the extent, in the manner and at the times permitted pursuant to the Trust Indenture.

(d)    In any such case, the loan payment shall be a sum sufficient, together with other funds deposited with the Bond Trustee and available for such purpose, to redeem the Bonds called for the redemption under the Trust Indenture at the applicable Redemption Price, and with respect to any final payment of the Bonds all other amounts due under this Loan Agreement and the Master Indenture Notes.

Section 6.2.    Notice of Prepayment. To exercise any options granted in this Article, or to consummate the acceleration of the loan payments as set forth in this Article, the written notice to the Bond Trustee and the Issuer shall be signed by an Authorized Representative of the Borrower Representative and shall specify therein the date of prepayment, which date shall be not less than thirty (30) days nor more than ninety (90) days from the date the notice is received by the Bond Trustee. A duplicate copy of any written notice hereunder shall also be filed with the Issuer by the Borrowers.

ARTICLE 7
GENERAL

Section 7.1.    Trust Indenture.

(a)    Moneys received from the sale of the Bonds and all loan payments made by the Borrowers and all other moneys received by the Issuer or the Bond Trustee under the General Financing Documents shall be applied solely and exclusively in the manner and for the purposes expressed and specified in the Master Indenture, the Trust Indenture and in the Bonds and as provided in this Loan Agreement.

(b)    Each Borrower shall have and may exercise all the rights, powers and authority given the Borrowers in the Trust Indenture and in the Bonds, and the Trust Indenture and the Bonds shall not be modified, altered or amended in any manner which adversely affects such rights, powers and Issuer or otherwise adversely affects the Borrowers without the prior written consent of each Borrower.

Section 7.2.    Benefit of and Enforcement by Bondholders. The Issuer and each Borrower agree that this Loan Agreement is executed in part to induce the purchase by others of the Bonds and for the further securing of the Bonds, and accordingly that all covenants and agreements on the part of the Issuer and each Borrower as to the amounts payable with respect to the Bonds and the Master Indenture Notes hereunder are hereby declared to be for the benefit of the holders from time to time of the Bonds and may be enforced as provided in the Trust Indenture on behalf of the Bondholders by the Bond Trustee.

Section 7.3.    Amendments. This Loan Agreement may be amended only in accordance with the requirements of the Trust Indenture.

Section 7.4.    Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or on the third Business Day after mailed by certified mail, postage prepaid, or trackable overnight delivery, (or if earlier, when received or refused) addressed as follows:

Issuer:	PUBLIC FINANCE AUTHORITY
22 East Mifflin Street, Suite 900
Madison, WI 53703
Attention: Scott Carper and Michael LaPierre

SKY HARBOUR CAPITAL LLC
If to the Borrowers:	Hangar M, 136 Tower Road Westchester County Airport White Plains, NY 10604 Attention: Tal Keinan

If to Bond Trustee:	THE BANK OF NEW YORK MELLON
385 Rifle Camp Road
Woodland Park, New Jersey 07424
Attention: Corporate Trust Services, Frederic Belen

A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Borrowers to the other shall also be given to the Bond Trustee. The Issuer, each Borrower and the Bond Trustee may, by written notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 7.5.    Non-Liability of Issuer. The Issuer shall not be obligated to pay the principal of, premium, if any, or interest on the Bonds or any costs incidental thereto, except from the Trust Estate. Neither the faith and credit nor the taxing power of any Sponsor, any Member, the State or any other political subdivision or agency thereof or any political subdivision approving the issuance of the Bonds, nor the faith and credit of the Issuer, is pledged to the payment of the principal of, premium, if any, or interest on the Bonds or any costs incidental thereto. The Issuer has no taxing power. The Issuer shall not be directly, indirectly, contingently or otherwise liable for any costs, expenses, losses, damages, claims or actions, of any conceivable kind on any conceivable theory, under or by reason of or in connection with this Loan Agreement, the Bonds or the Bond Indenture, except only to the extent amounts are received for the payment thereof from the Borrowers under this Loan Agreement, and except as may result solely from the Issuer’s own willful misconduct.

The Borrowers hereby acknowledge that the Issuer’s sole source of moneys to repay the Bonds is the Trust Estate, and hereby agrees that if the payments to be made under this Loan Agreement shall ever prove insufficient to pay all principal of, premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise) or any costs incidental thereto, then upon notice or demand from the Bond Trustee, the Borrower Representative shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, premium, if any, or interest, or costs incidental thereto when due including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Bond Trustee, the Issuer, any Borrower or any third party, subject to any right of reimbursement from the Bond Trustee, the Issuer or any such third party, as the case may be, therefor.

Section 7.6.    Waiver of Personal Liability. No Issuer Indemnified Person or any director, officer, agent or employee of any Borrower shall be individually or personally liable for the payment of any principal (or Redemption Price) or interest on the Bonds or costs incidental thereto or any sum hereunder or under the Trust Indenture or be subject to any personal liability or accountability by reason of the execution and delivery of this Loan Agreement, the Trust Indenture, or any other General Financing Document; but nothing herein contained shall relieve any such member, director, officer, agent or employee from the performance of any official duty provided by law or by this Loan Agreement.

Section 7.7.    Filing.

(a)    Financing statements reflecting the security interest of the Bond Trustee under Section 3.9 hereof and the assignment of such security interests to the Bond Trustee shall be filed by the Borrowers in a form which fully complies with the Uniform Commercial Code filing and in such office as may be at the time provided by law as the proper place for the filing of any of the foregoing by the Borrower. Subject to Section 7.8 of the Trust Indenture, continuation statements for the financing statements filed at the time of issuance of the Bonds shall be filed by the Bond Trustee within the time prescribed by the Uniform Commercial Code in order to continue the perfection of such security interest.

(b)    The Borrowers hereby irrevocably authorize the Master Trustee at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the collateral (i) as all assets of the Borrowers pledged under this Loan Agreement or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the Uniform Commercial Code of the state of organization of the Borrower, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code of the state of the Borrower’s location for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether any Borrower is an organization, the type of organization and any organization identification number issued to each Borrower, and, (ii) in the case of a financing statement filed as a fixture filing or indicating collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the collateral relates. Each Borrower agrees to furnish any such information to the Master Trustee promptly upon request. Each Borrower also ratifies its authorization for the Master Trustee to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof

Section 7.8.    Prior Agreements Superseded. This Loan Agreement, together with all agreements executed by the parties concurrently herewith or in conjunction with the sale of the Series 2021 Bonds or any other Bonds, shall completely and fully supersede all other prior understandings or agreements, both written and oral, between the Issuer and the Borrowers relating to the leasing of property and financing of the Project, including those contained in any commitment letter executed in anticipation of the issuance of the Series 2021 Bonds or any other Bonds.

Section 7.9.    Execution of Counterparts. This Loan Agreement may be executed simultaneously in several counterparts each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 7.10.    Expenses. Each Borrower shall pay and indemnify the Issuer and the Issuer Indemnified Persons all fees, costs and charges, including fees and expenses of attorneys, accountants, consultants and other experts, incurred in good faith and arising out of or in connection with this Loan Agreement, Borrower Financing Documents, the Bonds or the Trust Indenture. Each Borrower shall pay and indemnify the Bond Trustee against all reasonable fees, costs and charges, including reasonable fees and expenses of attorneys, accountants, consultants and other experts, incurred in good faith (and with respect to the Bond Trustee, without negligence) and arising out of or in connection with this Loan Agreement, Borrower Financing Documents, the Bonds or the Trust Indenture. These obligations and those in Section 7.11 shall remain valid and in effect notwithstanding repayment of the loan hereunder or the Bonds or termination of this Loan Agreement or the Trust Indenture.

Section 7.11.    Indemnification. (a) The Borrowers hereby fully and forever and irrevocably release and, to the fullest extent permitted by law, each Borrower jointly and severally agrees to indemnify, hold harmless and defend the Issuer, every Issuer Indemnified Person, the Bond Trustee and any of its respective officers, members, directors, officials, employees, attorneys and agents (collectively, the “Trustee Indemnified Persons” and together with the Issuer and the Issuer Indemnified Persons, the “Indemnified Parties”), against any and all fees, losses, damages, claims, actions, liabilities, costs and charges, and expenses of any conceivable nature, kind or character (including, without limitation, fees and expenses of attorneys, accountants, consultants and other experts, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments) to which the Indemnified Parties, or any of them, may become subject under any statutory law or regulation (including, without limitation, federal or state securities laws and regulations or federal tax laws and regulations) or at common law or otherwise (collectively, “Liabilities”), arising out of or based upon or in any way relating to:

(i)    the Bonds, the Trust Indenture, this Loan Agreement, the Borrower Financing Documents or the Tax Agreement or the execution or amendment hereof or thereof or in connection with transactions contemplated hereby or thereby, including the issuance, sale or resale of the Bonds;

(ii)    the performance or observance by or on behalf of the Issuer of those things on the part of the Issuer agreed to be performed or observed hereunder or under the Trust Indenture or the other documents identified in Subsection (i) above;

(iii)    any act or omission of any Borrower or any of its affiliates or affiliated persons, agents, contractors, servants, employees, tenants or licensees in connection with the Project, the operation of the Project, or the condition, environmental or otherwise, occupancy, use, possession, conduct or management of work done in or about, or from the planning, design, acquisition, installation or construction of, the Project or any part thereof;

(iv)    any lien or charge upon payments by any Borrower to the Issuer or the Bond Trustee hereunder, or any taxes (including, without limitation, all ad valorem taxes and sales taxes), assessments, impositions and other charges imposed on the Issuer or the Bond Trustee in respect of any portion of the Project;

(v)    any violation of any Environmental Regulations with respect to, or the release of any Hazardous Substances from, the Project or any part thereof;

(vi)    the defeasance and/or redemption, in whole or in part, of the Bonds;

(vii)    any untrue statement or misleading statement or alleged untrue statement or alleged misleading statement of a material fact contained in any offering or disclosure document or disclosure or continuing disclosure document for the Bonds or any of the documents relating to the Bonds, or any omission or alleged omission from any offering or disclosure document or disclosure or continuing disclosure document for the Bonds of any material fact necessary to be stated therein in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(viii)    any declaration of taxability of interest on the Bonds, or allegations that interest on the Bonds is taxable or any regulatory audit or inquiry regarding whether interest in the Bonds is taxable;

(ix)    the Bond Trustee’s acceptance or administration of the trust of the Trust Indenture, or the exercise or performance of any of its powers or duties thereunder or under any of the documents relating to the Bonds to which it is a party; or

(x)    any injury to, or death of, any Person or damage to property in or upon any 2021 Projeect or growing out of, or connected with, the use, nonuse, condition or occupancy of the 2021 Project;

except (A) in the case of the foregoing indemnification of the Trustee Indemnified Persons, to the extent such Liabilities are caused by the negligence or willful misconduct of such Trustee Indemnified Person; or (B) in the case of the foregoing indemnification of the Issuer and any Issuer Indemnified Person, to the extent such Liabilities are caused by the willful misconduct of the Person seeking indemnification.

THE BORROWERS EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE ISSUER AND THE ISSUER INDEMNIFIED PERSONS SHALL BE RELEASED FROM, AND INDEMNIFIED HEREUNDER AGAINST, LIABILITIES ARISING FROM THE ISSUER’S OR ANY ISSUER INDEMNIFIED PERSON’S OWN NEGLIGENCE OF ANY KIND, DESCRIPTION OR DEGREE (EXPRESSLY WAIVING THE COMPARATIVE NEGLIGENCE PROVISIONS OF SECTION 895.045 OF THE WISCONSIN STATUTES AND THE STATUTORY AND COMMON- LAW CONTRIBUTORY OR COMPARATIVE NEGLIGENCE LAWS OF ANY OTHER STATE OR JURISDICTION), OR BREACH OF CONTRACTUAL DUTY, WITHOUT REGARD TO OR THE NECESSITY OF ANY BREACH OR FAULT ON THE PART OF ANY BORROWER, EXCEPT INSOFAR AS AND TO THE EXTENT THAT ANY SUCH LIABILITIES ARISE FROM THE WILLFUL MISCONDUCT OF THE PERSON SEEKING INDEMNIFICATION.

In the event that any action or proceeding is brought against any Indemnified Party with respect to which indemnity may be sought hereunder, the Borrower, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel selected by the Indemnified Party, and shall assume the payment of all expenses related thereto, with full power to litigate, compromise or settle the same in its sole discretion; provided that the Indemnified Party shall have the right to review and approve or disapprove any such compromise or settlement. Each Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and each of the Borrowers shall pay the fees and expenses of such separate counsel; provided, however, that such Indemnified Party may only employ separate counsel at the expense of the Borrowers if in the judgment of such Indemnified Party a conflict of interest exists by reason of common representation or if all parties commonly represented do not agree as to the action (or inaction) of counsel.

(b)    The rights of any Persons to indemnity hereunder and rights to payment of fees and reimbursement of expenses shall survive the final payment or defeasance of the Bonds and in the case of the Bond Trustee any resignation or removal. The provisions of this Section shall remain valid and in effect notwithstanding repayment of the loan hereunder or payment, redemption or defeasance of the Bonds or the termination of this Loan Agreement or the Trust Indenture.

(c)    Insofar as any document or instrument issued or delivered in connection with the Bonds (including without limitation, the documents referred to in subsection (a) above) purports to constitute an undertaking by or impose an obligation upon the Borrowers to provide indemnification to the Issuer or the Issuer Indemnified Persons, the indemnification provision or provisions of such document shall not be deemed, interpreted or construed in any way as a modification of or limitation upon any Borrowers’ obligations or the rights of the Issuer or the Issuer Indemnified Person under this Section 7.11, and the provisions of this Section 7.11 shall in every respect supersede the indemnification provisions of any such other document and shall apply thereto as if fully set forth therein.

THE BORROWERS’ OBLIGATIONS UNDER THIS SECTION 7.11 SHALL BE JOINT AND SEVERAL.

Section 7.12.    No Obligation to Enforce Assigned Rights. Notwithstanding anything to the contrary in this Loan Agreement or the Trust Indenture, the Issuer shall have no obligation to and instead the Bond Trustee and/or the Bondholders, as the case may be, in accordance with this Loan Agreement or the Trust Indenture, shall have the right, without any direction from or action by the Issuer, to take any and all steps, actions and proceedings, to enforce any or all rights of the Issuer (other than the Unassigned Rights) under this Loan Agreement or the Trust Indenture, including, without limitation, the rights to enforce the remedies upon the occurrence and continuation of an Event of Default and the obligations of the Borrower under this Loan Agreement.

Section 7.13.    Issuer’s Performance. None of the provisions of this Loan Agreement or the Trust Indenture shall require the Issuer to expend or risk its own funds or otherwise to incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder or thereunder, unless payable from the Trust Estate, or unless the Issuer shall first have been adequately indemnified to its satisfaction against the cost, expense, and liability which may be incurred thereby. The Issuer shall not be under any obligation hereunder to perform any administrative service with respect to the Bonds or the Project Facilities (including, without limitation, record keeping and legal services), it being understood that such services shall be performed or provided by the Bond Trustee or the Borrower. The Issuer covenants that it will faithfully perform at all times any and all covenants, undertakings, stipulations, and provisions expressly contained in this Loan Agreement, the Trust Indenture, and any and every Bond executed, authenticated and delivered under the Trust Indenture; provided, however, that the Issuer shall not be obligated to take any action or execute any instrument pursuant to any provision hereof unless and until it shall have (i) been directed to do so in writing by the Borrower, the Bond Trustee, or the Bondholder having the authority to so direct; (ii) received from the Borrower, the Bond Trustee, or the Bondholder requesting such action or execution assurance satisfactory to the Issuer that the Issuer’s expenses incurred or to be incurred in connection with taking such action or executing such instrument have been or will be paid or reimbursed to the Issuer; and (iii) if applicable, received in a timely manner the instrument or document to be executed, in form and substance satisfactory to the Issuer.

In complying with any provision herein or in the Trust Indenture, including, but not limited to, any provision requiring the Issuer to “cause” another Person to take or omit any action, the Issuer shall be entitled to rely conclusively (and without independent investigation or verification) (i) on the faithful performance by the Bond Trustee or the Borrowers, as the case may be, of their respective obligations hereunder and under the Trust Indenture and (ii) upon any written certification or opinion furnished to the Issuer by the Bond Trustee or the Borrowers, as the case may be. In acting, or in refraining from acting, under this Loan Agreement or the Trust Indenture, the Issuer may conclusively rely on the advice of its counsel. The Issuer shall not be required to take any action hereunder or under the Trust Indenture that it reasonably believes to be unlawful or in contravention hereof or thereof.

Section 7.14.    No Impairment of Rights. Nothing herein shall be deemed or construed to limit, impair or affect in any way the Issuer (or any Issuer Indemnified Person’s) right to enforce the Unassigned Rights, regardless of whether there is then existing an Event of Default (including, without limitation, a payment default), or any action based thereon or occasioned by an Event of Default or alleged Event of Default, and regardless of any waiver or forbearance granted by the Bond Trustee or any Bondholder in respect thereof. Any default or Event of Default in respect of the Unassigned Rights may only be waived with the Issuer’s written consent.

Section 7.15.    Closing Expenses. In addition to and without in any way limiting the Borrowers’ obligations to pay and indemnify the Issuer and the Issuer Indemnified Persons against fees, costs and charges arising out of or in connection with this Loan Agreement, the Borrower Financing Documents, the Bonds or the Trust Indenture, the Borrowers shall pay, upon the closing of the issuance of the Bonds and as a condition thereto: (i) to the Issuer, the Issuer’s issuance fee of $40,000 plus 0.05% of the par amount of the Bonds in excess of $20 million (less, if applicable, any application fee heretofore paid by the Borrowers to the Issuer); and (ii) attorney’s fees of $40,000 to von Briesen & Roper, s.c. incurred by the Issuer in connection with the issuance of the Bonds.

Section 7.16.    Survival of Provisions. The provisions of this Loan Agreement and the Trust Indenture and any other document in connection with the issuance of the Bonds to which the Issuer is a party concerning (a) the tax-exempt status of the Series 2021 Bonds (including, but not limited to, provisions concerning rebate); (b) the interpretation of this Loan Agreement; (c) the governing law, jurisdiction and venue; (d) the Issuer’s right to rely on written representations of others contained herein or in any other document or instrument issued or entered into in respect of the Bonds, regardless of whether the Issuer is a party thereto; (e) the indemnification rights and exculpation from liability of the Issuer and the Issuer Indemnified Persons; and (f) any other provision of this Loan Agreement not described or enumerated above that expressly provides for its survival, shall survive in full force and effect notwithstanding the payment or redemption in full, or defeasance of the Bonds, the discharge of the Trust Indenture, and the termination or expiration of this Loan Agreement.

Section 7.17.    Third Party Beneficiaries. Notwithstanding any provision hereof to the contrary, it is specifically acknowledged and agreed that, to the extent of their rights hereunder (including, without limitation, their rights to immunity and exculpation from pecuniary liability) each Issuer Indemnified Person is a third-party beneficiary of this Loan Agreement entitled to enforce such rights in his, her, its, or their own name.

Section 7.18.    Governing Law. This Loan Agreement shall be governed by the laws of the State of Wisconsin, without regard to its conflicts of laws provisions. All claims of whatever character arising out of this Loan Agreement or under any statute or common law relating in any way, directly or indirectly, to the subject matter hereof or to the dealings between the Issuer and any other party hereto, if and to the extent that such claim potentially could or actually does involve the Issueror any Issuer Indemnified Person, shall be brought in any state or federal court of competent jurisdiction located in Dane County, Wisconsin. By executing and delivering this Loan Agreement, each party hereto irrevocably: (i) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (ii) waives any defense of forum non conveniens; and (iii) agrees not to seek removal of such proceedings to any court or forum other than as specified above. The foregoing shall not be deemed or construed to constitute a waiver by the Issuer of any prior notice or procedural requirements applicable to actions or claims against or involving joint powers commissions or governmental units of the State of Wisconsin that may exist at the time of and in connection with such matter.

Section 7.19.    Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT OR ANY RELATED DOCUMENT.

Section 7.20.    Federal Tax Ownership. Each Borrower acknowledges and agrees that for purposes of satisfying Section 142(b) of the Code, each Borrower has relinquished its federal tax rights to depreciate its investment in the 2021 Project and similar tax ownership rights, and that the ground lessor of each component of the 2021 Project (“Ground Lessor”) is the federal tax owner of such component of the 2021 Project for purposes of Section 142(b) of the Code. As such, the Borrower, in applying the proceeds of the Series 2021 Bonds to refinance or finance the cost of the leasehold interest in the existing premises at the 2021 Project and the construction and rehabilitation of the 2021 Project is, for federal income tax purposes, taking such actions for the benefit of the related Ground Lessor, and the related Ground Lessor is receiving the benefit of such application. Therefore, each Borrower is treating the payment of its loan payments hereunder as loan payments for purposes of calculating its federal income tax liability under the Code.

Section 7.21.    Patriot and U.S.A. Freedom Act Requirements of the Bond Trustee. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. Accordingly, the Bond Trustee will require documentation from each non-individual person such as a business entity, a charity, a trust, or other legal entity, verifying its formation as a legal entity. The Bond Trustee may also request financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the parties to this Loan Agreement have caused this Loan Agreement to be executed all as of the date first above written.

PUBLIC FINANCE AUTHORITY

By /s/ Ann Marie Austin
Name: Ann Marie Austin
Title: Assistant Secretary

SKY HARBOUR SUGAR LAND AIRPORT, LLC

By /s/ Tal Keinan
Name: Tal Keinan
Title: Authorized Officer

SKY HARBOUR OPA LOCKA AIRPORT, LLC

By /s/ Tal Keinan Name: Tal Keinan Title: Authorized Officer

NASHVILLE HANGARS LLC

By /s/ Tal Keinan Name: Tal Keinan
Title: Authorized Officer

APA HANGARS LLC

By /s/ Tal Keinan Name: Tal Keinan
Title: Authorized Officer

DVT HANGARS LLC

By /s/ Tal Keinan Name: Tal Keinan Title: Authorized Officer

Schedule I

Borrowers

Sky Harbour Sugar Land Airport, LLC

Sky Harbour Opa Locka Airport, LLC

Nashville Hangars LLC

APA Hangars LLC

DVT Hangars LLC

Schedule II

Project Jurisdictions

Sugar Land, Texas

Miami-Dade County, Florida

Metropolitan Government of Nashville-Davidson County, Tennessee

Arapahoe County, Colorado

Phoenix, Arizona

EXHIBIT A

CONSTRUCTION DISBURSEMENTS

Section 1.01. Disbursement Requests to Comply with this Agreement. Each disbursement request for moneys from the Bond Proceeds Subaccount of the Construction Account (“Disbursement Request”) shall be substantially in the form attached hereto as Exhibit A-1 and comply with the terms and conditions of the Loan Agreement and the Indenture and shall be accompanied by a completed AIA G702 and AIA G703 application for payment from each applicable contractor and certified by the applicable architect, with accompanying subcontractor pay applications;

Section 1.02. Conditions Precedent to Funding the Initial Disbursement Request with Respect to any Project. Prior to the delivery of the initial Disbursement Request with respect to any payments to be made under a Construction Contract (defined below) for any particular 2021 Project airport site, the Borrower Representative shall deliver, or cause to be delivered, to the Bond Trustee, the following:

(a)         Insurance Policies. Insurance policies written by companies and in such forms, amounts and coverages as required by the Construction Contract (defined below).

(b)         Architect’s, Engineer’s and Contractor’s Contracts. Copies of the construction contract with the general contractor (or, if applicable, construction manager) (the “Contractor”) applicable to the 2021 Project (“Construction Contract”) and each executed architect’s, engineer’s and contractor’s contracts with the applicabe Borrower relating to the 2021 Project.

(c)         Consents. Consent from the Contractor under the Construction Contract in substance substantially similar to the contractor consents delivered at the initial issuance of the Series 2021 Bonds.

(d)         Performance and Payment Bonds. Performance and payment bonds for the Construction Contract (“Performance and Payment Bonds”) in customary form (e.g., AIA A312).

Section 1.03. Additional Requirements for Each Disbursement Request. Each Disbursement Request shall be subject to, and each Borrower shall be responsible for submitting to the Bond Trustee:

(a)         Lien Waivers. Except with respect to Disbursement Requests for payment to parties that do not have lien rights, the Borrower Representative shall obtain lien releases and waivers from the Contractors, subcontractors, consultants, design and engineering professionals and suppliers for the work or materials for which funds are requested in a Disbursement Request, which may be subject to receipt of payment of the funds requested, as follows:

(i)    when submitting a Disbursement Request, the Borrower Representative shall provide a conditional statutory lien waiver for each Person described in the foregoing paragraph (a) for which funds are requested in such Disbursement Request, in each case in the amount so requested for such Person;

(ii)    after receipt of payment from the Bond Trustee, on behalf of the applicable Borrower, pursuant to an approved Disbursement Request, and prior to payment pursuant to a subsequent Disbursement Request, the Borrower Representative shall provide an unconditional partial lien waiver for each Person for which a conditional lien waiver was provided pursuant to subparagraph (i), above, through the period covered by such approved Disbursement Request; and

(iii)    such lien waivers shall be sent directly to the title company providing title insurance for the 2021 Project when required.

(b)         Title Update. A down date endorsement to the title policy with respect to the applicable portion of the 2021 Project that no mechanic’s or materialmen’s liens have been filed of record and indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances, other than Permitted Encumbrances, are of record or on file encumbering such portion of the 2021 Project. If policy has a “pending disbursements” endorsement, the down date endorsement must also increase the amount of the policy coverage by the amount of the disbursement

(c)         No Event of Default. No Event of Default shall have occurred and be continuing.

Section 1.04. Additional Requirements for Final Disbursement. On or prior to the date of the final disbursement with respect to a particular portion of 2021 Project, in addition to satisfaction of the conditions set forth in Sections 1.01, 1.02 and 1.03 of this Exhibit A, as applicable, the Borrower Representative shall have provided the items listed below to the Bond Trustee:

(a)         Release of Liens. A final release of liens, conditioned only on receipt of payment, signed by the Contractor and all subcontractors and suppliers under the Construction Contract in form and content reasonably acceptable to the applicable title company; and

(b)         Certificate of Substantial Completion. Borrower shall deliver to Bond Trustee a Certificate of Substantial Completion (AIA G704), executed by Contractor, the architect and the applicable Borrower.

Exhibit A-1

Form of Requisition From Series 2021 Construction Account

$166,340,000

Public Finance Authority
Senior Special Facility Revenue Bonds

(Sky Harbour Capital LLC Aviation Facilities Project),
Series 2021

TO:	The Bank of New York Mellon,	Requisition No.
	as Trustee	Date: , 20
385 Rifle Camp Road
Woodland Park, New Jersey 07424
Attention: Corporate Trust Services, Frederic Belen

Pursuant to the Trust Indenture dated as of September 1, 2021 (the “Indenture”), by and between the Public Finance Authority, a joint powers commission created under Section 66.0304 of the Wisconsin Statutes, a unit of government and a body corporate and politic organized and existing under the laws of the State of Wisconsin (the “Issuer”), and The Bank of New York Mellon, as Trustee (the “Trustee”), and pursuant to the Loan Agreement dated as of September 1, 2021 (the “Loan Agreement”), by and between the Issuer and the Borrowers named therein, we request that you make disbursement of funds from the [Bond Proceeds Subaccount/Equity Subaccount] of the Series 2021 Construction Account of the Series 2021 Bond Fund (created by Section 5.1 of the Indenture) held by you, as Trustee under the Indenture, to the following payees in the following amount:

Payee:

Payee’s Address:

Amount:

Purpose of Requisition:

Subaccount: [Bond Proceeds/Equity]

We hereby certify that:

(a)	none of the items for which funds are being requisitioned has formed the basis for any disbursement heretofore made from the any fund or account created under the Indenture;

(b)	each item for which funds are being requisitioned from the Series 2021 Construction Account is a proper item to be paid and are being used for the payment of costs of the 2021 Project;

(c)

no written notice of any lien, right to lien or attachment upon, or claim affecting the right to receive payment of, any of the moneys payable under this Requisition to any of the persons named herein has been received, or if any notice of any such lien, attachment or claim has been received, such lien, attachment or claim has been released or discharged, or will be released or discharged upon the payment of this Requisition;

(d)	[Bond Proceeds Only: Bond Trustee has received the title bring down and endorsement that comply with the requirements of Section 1.03(b) of the Exhibit A to the Loan Agreement;

(e)	all insurance policies required to be in place under the Construction Contract and the Loan Agreement are in full force in effect;

(f)

all items required to be delivered to Bond Trustee on or before the date hereof pursuant to Exhibit A to the Loan Agreement have been delivered and the Requisition, and all certificates, statements, backup documentation and other writings required to be furnished by Borrower under the terms of this Agreement in connection therewith have been so furnished by Borrower and are true in all material respects and omit no material fact, the omission of which may make them misleading;]

(g)	to Borrower’s knowledge, all building and other permits for the 2021 Project to be obtained from Governmental Authorities have been obtained or will be obtained when required[.][; and]

(h)

[For Final Requisition for a Project: (i) the construction of the 2021 Project has been substantially completed in accordance with the applicable plans and specifications, all applicable zoning and building laws, ordinances, rules and regulations and in accordance with the applicable provisions of the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., (ii) all costs and expenses for all labor, materials, equipment and services used in connection with such construction, equipping and development of the 2021 Project have been paid in full or will be paid in full from the proceeds of this Requisition.]

We further hereby certify that no Event of Default (as defined in the Loan Agreement) has occurred and is continuing as of the date hereof.

IN WITNESS WHEREOF, the Borrower Representative has caused this Requisition to be executed in its name by its authorized officer as of this _______day of _________ , 20___.

SKY HARBOUR CAPITAL LLC
By ________________________
Authorized Officer